Premier Beverage Group Provides Update on Securities Filings and Production

NEW YORK, NY, September 3, 2013 – On September 3, 2013, Premier Beverage Group Corp. (OTC: PBGC) released a letter to shareholders from its President, Fouad Kallamni. The complete text of Mr. Kallamni’s letter follows:

“Dear Shareholders,

I wanted to provide an update on our progress with respect to our securities filings and status of our planned production run.

We have completed the vast majority of the work to file our securities filings for the years ended December 31, 2011 and December 31, 2012, along with all of the quarterly filings through June 30, 2013. Due to certain scheduling conflicts, we are revising our filing plans to occur throughout the month of September as filings are completed.

On the product front, I am pleased to report that our new OSO and OSO Light products are currently being produced and are expected to arrive the first week of October 2013. We are planning several events and marketing programs aimed at supporting our launch in NYC in Q4 2013.

Thank you for your continued support of Premier Beverage Group.

Sincerely,

Fouad Kallamni

President

Premier Beverage Group Corp.”

About Premier Beverage Group

Premier Beverage Group (OTC: PBGC) is a holding company that – through its subsidiaries, OSO Beverages and Captive Brands – owns, develops, markets and distributes premium functional beverages. Premier Beverage Group’s flagship brand, OSO, is a premium energy beverage offered primarily in on-premise venues. OSO, offered in both original and light flavors, is produced in Austria using only the finest ingredients – resulting in a clear, crisp energy beverage and an up-market consumer experience. Captive Brands provides a turnkey private label program for retailers seeking to offer functional beverage and related products. For more information on Premier Beverage Group, please visit www.premierbeveragegroup.com. For more information on OSO Beverages, please visit www.osobeverages.com.

Premier Beverage Group Corp | 501 Madison Avenue | Suite 501 | New York | NY | 10022

This press release, within the meaning of the Private Securities Litigation Reform Act of 1995, contains forward-looking statements involving known and unknown risks, delays, and uncertainties that may cause our actual results or performance to differ materially from those expressed or implied by these forward-looking statements. These risks, delays, and uncertainties include, but are not limited to: risks associated with the uncertainty of future financial results, our reliance on a limited number of suppliers, the limited diversification of our product offerings, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, as well as the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

SOURCE: Premier Beverage Group

For more information, contact:

Investor Relations

(646) 820-0630

ir@premierbeveragegroup.com

Premier Beverage Group Corp | 501 Madison Avenue | Suite 501 | New York | NY | 10022